Exhibit 10.2
AMENDED AND RESTATED NORDSTROM, INC.
EXECUTIVE MANAGEMENT BONUS PLAN
Effective January 28, 2023
ARTICLE I
Purpose
The purpose of the Plan is to promote the interests of the Company and its shareholders by providing incentives to the Company’s leadership employees for positively influencing the Company’s business results. The mechanism for providing incentives under this Plan is Performance Bonus Awards. The specific group of employees eligible for these awards are those individuals designated by the Company’s Board of Directors as being executive officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Performance Bonus Awards are designed to create alignment between the Company’s business strategy and operating performance. The Plan was amended and restated, as set forth herein, on February 28, 2023, effective for Performance Periods commencing on or after January 28, 2023.
ARTICLE II
Definitions
2.1“Administrator” means the Compensation, People and Culture Committee of the Board of Directors of the Company.
2.2“Cause” means as a reason for a Participant’s termination of employment or service shall have the meaning provided in the applicable employment agreement between the Company or a subsidiary and the Participant, or severance plan covering the Participant, if any, or if there is no such agreement or plan, as applicable, that defines the term, then “Cause” shall mean (a) the Participant’s conviction of, or plea of guilty or no contest to, (i) any felony (or its international equivalent) or (ii) any other crime that results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any subsidiary, (b) an act of personal dishonesty or disloyalty in the course of fulfilling the Participant’s duties to the Company or a subsidiary, or an act of fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or any subsidiary, (c) the Participant’s deliberate and continued failure to perform substantially such Participant’s material duties to the Company or a subsidiary, (d) a material violation of the written policies of the Company and its subsidiaries, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company and its subsidiaries, (e) the Participant’s engagement in willful misconduct in connection with the Participant’s employment or services with the Company and its subsidiaries, which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any subsidiary, and (f) breach of any restrictive covenants applicable to the Participant as a result of any agreement with the Company or any subsidiary or any policy or plan maintained by the Company or any subsidiary. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or the Parent or Subsidiary employing the Participant) may consider as grounds for the discharge of the Participant without Cause.
2.3“Code” means the Internal Revenue Code of 1986, as amended.
2.4“Company” means Nordstrom, Inc. or its successor.
2.5“Disability” means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
2.6“Incentive Grants” has the meaning provided in Section 5.2 below.
2.7“Incentive Plan” has the meaning provided in Section 5.2 below.
2.8“Participant” means an individual who, with respect to any fiscal year of the Company, has been designated by the Company’s Board of Directors as being an executive officer of the Company for purposes of Section 16 of the Exchange Act for all or some portion of such fiscal year.
2.9“Performance Bonus Award” means an incentive compensation award under the Plan.
2.10“Performance Measure” refers to the performance measures determined in accordance with Section 4.1 of the Plan.
2.11“Performance Milestone” means a level of performance with respect to a Performance Measure, the achievement of which may determine the degree of payout of a Performance Bonus Award.
2.12“Performance Period” means the fiscal year of the Company, or a shorter period within the fiscal year of the Company that the Administrator may prescribe for a Participant or group of Participants.
2.13“Plan” means this Nordstrom, Inc. Executive Management Bonus Plan.
2.14“Retirement” means a termination of employment (and not for Cause) by a Participant at age 55 or older with at least 10 years of continuous service with the Company and its subsidiaries, or at age 60 or older.

ARTICLE III
Eligibility
3.1Eligible Employees. Eligibility for the Plan is limited to individuals meeting the definition of Participant. The Administrator may further limit eligibility for this Plan. An employee who is a Participant for a given Performance Period is neither guaranteed nor assured of being a Participant in any subsequent Performance Period.

3.2Employment Requirement. Except as provided under Article IV of the Plan, or as otherwise provided by the Administrator, a Participant is required to be an employee of the Company on the last day of the Performance Period in order to remain eligible for a Performance Bonus Award. Notwithstanding anything to the contrary, a Participant whose employment is terminated for Cause after the last day of the Performance Period but before the payment of a Performance Bonus Award shall not be eligible to receive any Performance Bonus Award that otherwise would have been payable.
ARTICLE IV
Grant and Evaluation of Performance Bonus Awards
4.1Establishment of Written Terms. Within the first ninety (90) days of the designated Performance Period (or such other period as determined by the Administrator), the Administrator will determine in writing (a) the Participants receiving Performance Bonus Awards for the Performance Period, (b) the Performance Measures and Performance Milestones for each Participant for the Performance Period and (c) the amount payable to a Participant upon attainment of the applicable Performance Milestones for the Performance Period.
4.2Performance Milestones and Measures. Performance Milestones may be based upon the relative or comparative achievement of Performance Measures, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies, as determined by the Administrator for the applicable Performance Period, which Performance Measures may include:
(a)the Company’s shareholder return as compared to any designated industry or other comparator group;
(b)the trading price of the Company’s common stock;
(c)the results of operations, such as sales, earnings, net income (before or after taxes), cash flow, return on assets, same-store sales, economic profit, or return on investment (including return on equity or return on invested capital);
(d)earnings before or after taxes, interest, depreciation and/or amortization, and including/excluding capital gains and losses;
(e)other financial results, such as profit margins, operational efficiency, expense reduction, or asset management goals;
(f)sustainability metrics (including, without limitation, environmental, social or governance matters) or human capital metrics (including, without limitation, employee satisfaction, employee engagement, management of employment practices, and workforce retention, safety or diversity);
(g)the internal or external market share of a product or line of products; and
(h)individual goals based on business criteria underlying the Performance Measures listed above and which pertain to individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, inventory, support services, site development, facility development, government relations, or similar areas.
The Performance Measures may be based on the performance of the Company generally, or the performance of a particular Participant, department, business unit, subsidiary, or other segment to which a particular Participant is assigned. The Administrator may establish different Performance Measures and Milestones for individual Participants or groups of Participants. For each Participant, each Performance Measure will be weighted to reflect its relative significance to the Company for the Performance Period. The Administrator may also use one or more Performance Measures as a modifier to the amounts otherwise payable under a Performance Bonus Award.
4.3New Participants. The Administrator may grant a Performance Bonus Award to an individual who becomes a Participant during a Company fiscal year based on performance during the fiscal year or such other Performance Period as the Administrator may determine, which awards shall be pro-rated to reflect the portion of the Performance Period during which the Participant was actually employed by the Company, unless otherwise determined by the Administrator.
4.4Evaluation of Performance. At the end of each Performance Period, the Administrator will evaluate the performance of each Participant by comparing each Participant’s actual performance to the Performance Milestones established for such Participant by the Administrator at the start of the Performance Period. The Administrator will certify in writing the degree of achievement of each Performance Milestone by each Participant. Approved minutes of the Administrator meeting in which the certification is made will be treated as adequate written certification.
4.5Calculation of Performance Bonus Award. After the end of each Performance Period, the Administrator will approve the amount of a Participant’s Performance Bonus Award for the Performance Period, applying the actual performance certified under Section 4.4 to the Performance Bonus Awards established under this Article IV. The Administrator may, in its absolute discretion, and without the consent of any Participant, increase, reduce or eliminate the Performance Bonus Award based upon factors that the Administrator deems relevant. A Participant has no legal entitlement or expectation to receive a Performance Bonus Award unless and until the Administrator has certified the Performance Bonus Award. No amounts shall be paid to a Participant under a Performance Bonus Award prior to the Administrator’s certification under Section 4.4 above that actual performance satisfies the applicable Performance Milestones set forth in the Participant’s written Performance Bonus Award.
Moreover, except in the case of the Participant’s death, Disability or Retirement prior to the end of a Performance Period, a Participant also must remain employed as of the end of the Performance Period in order to be eligible to receive payment of a Performance Bonus Award to such Participant. If a Participant has terminated employment due to death, Disability or Retirement during a Performance Period, and where the Administrator has certified that the actual performance requirements have been met with respect to such Performance Bonus Award under Section 4.5, such Performance Bonus Award will be paid at the same time such bonuses are paid to Participants who remain employed by the Company and, in no event, will such amounts be paid later than the end of the calendar year in which such amounts first become payable. Moreover, any Performance Bonus Award payable to a Participant whose employment terminated during the Performance Period on account of death, Disability or Retirement shall be pro-rated to reflect the portion of the Performance Period during which the Participant was actually employed by the Company.
4.6    Adjustment of Awards. The Administrator may in its sole discretion, and without the consent of Participants, modify the calculation of the Performance Measures, the applicable Performance Milestones or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable (a) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its subsidiaries, the manner in which it conducts its business, or similar events or circumstances; (b) in the event that a Participant’s responsibilities materially change during a Performance Period or the Participant is transferred to a position that is not designated or eligible to participate in the Plan; or (c) in such other circumstances as the Administrator may determine, in its sole discretion.
4.7    Clawback Policy. All Performance Bonus Awards are subject to the Clawback Policy adopted by the Company’s Board of Directors and as may be amended from time to time, whether such policy is adopted before or after the grant of a Performance Bonus Award. For the avoidance of doubt, the Clawback Policy that applies to Performance Bonus Awards shall at all times comply with the requirements of the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. Moreover, the Administrator may impose other such clawback, recovery or recoupment provisions in the written statement referenced above in Section 4.1 as the Administrator deems necessary or appropriate.
ARTICLE V
Form and Timing of Payment
5.1Normal Form. The normal form of payment of Performance Bonus Awards will be cash, paid as soon as practicable following the Administrator’s certification of the awards but not later than the end of the calendar year containing the last day of the Performance Period to which the Performance Bonus Award relates, and no one shall have the discretion or authority to extend this deadline. All Performance Bonus Award payments are subject to federal, state, and local laws regarding taxes and other deductions in effect on the date of payment.
5.2Election to Receive Company Stock. The Administrator has the sole and exclusive discretion to determine whether and when the Company may either (a) pay, or (b) allow a Participant to elect to receive, all or a portion of a Performance Bonus Award in the form of long-term incentive awards based on the Common Stock of the Company (“Incentive Grants”). The number of shares of Incentive Grants to be received by the Participant shall be based on the fair market value of the Common Stock as of the last market trading day of the applicable Performance Period. Incentive Grants (including shares of the Company’s common stock) will be issued under the Nordstrom, Inc. 2019 Equity Incentive Plan (as amended) (“Incentive Plan”) or any successor plan to the Incentive Plan that has been approved by the Company’s shareholders.

ARTICLE VI
Administrative Provisions
6.1Authority of Administrator. Subject to Section 6.2, the Administrator has the right and authority, in its sole and absolute discretion, to:
(a)adopt, amend, or rescind administrative and interpretative rules, policies, and procedures relating to the Plan;
(b)construe and interpret the terms of the Plan;
(c)make all other determinations necessary or advisable for administering the Plan;
(d)exercise the powers conferred on the Administrator under the Plan;
(e)correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems appropriate to effectuate the purpose of the Plan;
(f)amend, modify, suspend, or terminate the Plan at any time and without the consent of any Participant; and
(g)delegate administration of the Plan to one or more officers of the Company, and the term “Delegates” shall apply to any officer or officers of the Company to whom such authority has been delegated. If administration is delegated to Delegates under this subparagraph (g), Delegates shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Administrator, including the power to delegate to a sub-delegate or sub-delegates any of the administrative powers Delegates are authorized to exercise (and references in this Plan to the Administrator shall thereafter be to Delegates or sub- delegates, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Administrator. The Administrator may cancel a prior delegation to Delegates at any time, in which case all previously delegated administrative authority shall revert back to the Administrator, subject to future delegation under this subparagraph (g).
The Administrator’s determinations under the Plan need not be uniform and may be made by it selectively with respect to Participants (regardless of whether such Participants are similarly situated). Without limiting the generality of the foregoing, the Administrator shall be entitled, among other things, to make non-uniform and selective determinations as to Participants who receive Performance Bonus Awards under the Plan and the terms and provisions of awards under the Plan. Determinations, interpretations, or other actions made or taken by the Administrator pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all Participants and all other interested parties.
6.2Compliance with Code Section 409A. Awards under the Plan are intended to comply with Code Section 409A and all Performance Bonus Awards shall be interpreted in a manner that results in compliance with Section 409A, Department of Treasury regulations, and other interpretative guidance under Section 409A. Notwithstanding any provision of the Plan or an award to the contrary, if the Administrator determines that any Performance Bonus Award does not comply with

Code Section 409A, the Company may adopt such amendments to the Plan and the affected award (without consent of the Participant) or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary and appropriate to (a) exempt the Plan and the award from application of Code Section 409A and/or preserve the intended tax treatment of amounts payable with respect to the award, or (b) comply with the requirements of Code Section 409A.
ARTICLE VII
Limitation of Rights
7.1No Employment Contract. Nothing in the Plan, including an employee’s eligibility to participate in the Plan, will confer on such employee the right to continued employment with the Company or any subsidiary thereof or any limitation on the right of the Company or any subsidiary to terminate the employment of any Participant. The loss of any existing or potential value of Performance Bonus Awards will not constitute an element of damages, or otherwise be recoverable, in any cause of action related to the termination of a Participant’s employment, regardless of the reason for such termination.
7.2Assignment and Alienation. No Participant shall have the right to alienate, sell, transfer, pledge, or encumber his or her actual or anticipated right to receive a Performance Bonus Award under the Plan.
7.3Unfunded Plan. The Plan constitutes an unfunded, unsecured commitment of the Company. No Participant shall have any lien on any assets of the Company or any subsidiary thereof by reason of any actual or anticipated right to receive a Performance Bonus Award.
7.4Indemnification. No member of the Administrator shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Performance Bonus Awards paid under the Plan. The Company will indemnify, defend, and reimburse members of the Administrator in relation to any claim, loss, damage, or expenses (including attorney fees and costs) arising from the Administrator’s good faith performance of duties under the Plan to the full extent permitted by law and under any directors’ and officers’ liability or similar insurance policy or indemnification agreement. The Company reserves the right to select counsel to defend any litigation covered by this Section 7.4.
7.5Future of Plan. The adoption, modification, or amendment of the Plan does not imply or impose an obligation on the Company to continue or adopt the same plan, or any modification of the Plan, or any other incentive compensation plan, for any future period.
7.6Governing Law. The laws of the state of Washington shall govern the Plan, to the extent not preempted by the Code or other Federal law.
7.7Acceptance of Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Administrator or the Company, in any case in accordance with the terms and conditions of the Plan.

7.8Successors. The Plan shall be binding on the Company and on any successors thereto.